Exhibit 10.1

APPENDIX A

SEARS HOLDINGS CORPORATION

FORM OF

CASH AWARD – ADDENDUM TO

RESTRICTED STOCK AWARD AGREEMENT

[Letter Date]

FName MI. LName

Title

As of October 16, 2014 (the “Record Date”), Sears Holdings Corporation (the “Company”) distributed to each shareholder one transferable subscription right for each full common share owned by that stockholder, to purchase shares of common stock of Sears Canada Inc. (“SCC”) at a price of $9.50 per whole share (rights offering). Each subscription right entitled its holder to purchase from the Company their pro-rata portion of the 40,000,000 Sears Canada common shares being sold by the Company.

Pursuant to action taken by the Company under the Sears Holdings Corporation 2006 Stock Plan and the 2013 Stock Plan (the “Plans”), instead of a distribution of such subscription rights with respect to any unvested shares of restricted stock awarded under the Plan as of the Record Date, a cash award (“Cash Award”) has been approved. Based on the unvested restricted shares awarded to you under the applicable Restricted Stock Award Agreement, you are hereby awarded the Cash Award(s) indicated below in lieu of any and all rights you would otherwise have had to subscription rights with respect to such unvested restricted shares. Any Cash Right is subject to the same vesting requirements and other terms set forth in the Restricted Stock Award Agreement(s) applicable to the unvested restricted shares.

Date of Grant	Unvested Restricted Shares	Cash Right	Vesting Date
Month Day, Year	X,XXX	$XX.XX	Month Day, Year

OR

Date of Grant	Unvested Restricted Shares	Cash Right(s)	Vesting Date
Month Day, Year	X,XXX	$XX.XX	Month Day, Year
Month Day, Year	X,XXX	$XX.XX	Month Day, Year

SEARS HOLDINGS CORPORATION

By:
Dean Carter
Title: VP, Talent and Human Capital Services